UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                              Commission File Number: 0-28856

                     Instrumentation Laboratory S.p.A.
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           (Exact name of registrant as specified in its charter)

                               Via Monza 338
                                20128 Milano
                                   Italy
                             (+39 02) 252 2200
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     American Depositary Shares, Each Representing the Right to Receive
             One Ordinary Share, Par Value (euro)0.33 Per Share

                   Ordinary Shares, Par Value (euro)0.33
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          (Title of each class of securities covered by this Form)

                                    None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]             Rule 12h-3(b)(1)(i)   [X]
          Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(2)(i)   [X]             Rule 12h-3(b)(2)(i)   [X]
          Rule 12g-4(a)(2)(ii)  [ ]             Rule 12h-3(b)(2)(ii)  [ ]
                                                Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date: 258

     Pursuant to the requirements of the Securities Exchange Act of 1934, Instrumentation Laboratory S.p.A. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     Date: June 7, 2006                       By:    /s/ Jose Luis Martin
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                                              Name:  Jose Luis Martin
                                              Title: Chief Financial Officer